Exhibit 4.2
WORKHORSE GROUP INC.
INDUCEMENT EQUITY AWARD PLAN

1.General
(a)Purpose. Workhorse Group Inc. (the “Company”) established this Workhorse Group Inc. Inducement Equity Award Plan (the “Plan”) to enhance the Company’s ability to attract and motivate Eligible Persons who are expected to make important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such Eligible Persons with those of the Company’s stockholders. The Plan seeks to achieve this purpose by providing for Awards in the form of Nonstatutory Stock Options, Stock Appreciation Rights, Full Value Awards and other Awards.
(b)Effectiveness. The Plan shall become effective upon its adoption by the Board (the “Effective Date”). It is expressly intended that approval of the Company’s stockholders is not required as a condition to the effectiveness of the Plan as permitted by the Inducement Listing Rule, and the Plan’s provisions shall be interpreted in a manner consistent with such intent for all purposes.
2.Definitions. As used in this Plan, the following capitalized terms will have the meanings set forth or referenced below.
(a)“Affiliate” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.
(b)“Award” means the grant of any Option, SAR, Full Value Award or other benefit granted singly, in combination, or in tandem, to an Eligible Person pursuant to such terms, conditions and limitations as the Committee may establish in accordance with the terms of the Plan.
(c)“Award Agreement” means an agreement, in the form specified by the Committee, between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an Award Agreement agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. Any such document is an Award Agreement regardless of whether any Participant signature is required.
(d)“Board” means the Board of Directors of the Company.
(e)“Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a Participating Company applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a

Participating Company’s code of conduct or other policies (including policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment or service agreement between the Participant and a Participating Company that is not cured pursuant to the terms of such agreement; (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or that impairs the Participant’s ability to perform his or her duties with a Participating Company; or (viii) the Participant’s Misconduct.
(f)“Change in Control” means any of the following events (but no event other than one of the following events):
(i)any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the outstanding shares of Stock, or (B) the combined voting power of the Company’s outstanding securities;
(ii)the Company is a party to a merger or consolidation or a series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
(iii)the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company).
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsections (i), (ii) and (iii) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(h)“Committee” means, so long as the Company is subject to Section 16 of the Exchange Act, the committee selected by the Board and consisting of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 and comprised of persons who are independent for purposes of applicable securities exchange listing requirements. In the event a committee is selected, until said committee is removed by the Board or unless said committee no longer exists or does not satisfy the foregoing requirements or for other reasons determined by the Board, the Company’s Human Resource Management and Compensation Committee will be the Committee for purposes of this Plan. For any reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee; provided, however, that only members of the Board who are independent directors will take action pursuant to this sentence with respect to grants to employees.
(i)“Company” is defined in Section 1.
(j)“Disability” means, with respect to a Participant, the date on which Participant becomes disabled within the meaning of Code Section 22(e)(3).
(k)“Eligible Person” means any individual who meets the following requirements: (a) the individual is an employee of the Company or a Subsidiary; (b) the employee was not previously an employee of the Company or a Subsidiary, or the employee is returning to employment of the Company or a Subsidiary following a bona fide period of non-employment; and (c) the grant of an Award is an inducement material to the employee’s entering into employment with the Company or a Subsidiary in accordance with the requirements of the Inducement Listing Rule.
(l)“Inducement Listing Rule” means Rule 5635(c)(4) of the Nasdaq Stock Market Listing Rules (or any successor rule).
(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(n)“Exercise Price” means, with respect to an Option or SAR granted under the Plan, the price per share established by the Committee or determined by a method established by the Committee at the time the Option or SAR is granted; provided, however, that the Exercise Price will not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).
(o)“Expiration Date” is defined in subsection 6(f).
(p)“Fair Market Value” of a share of Stock as of any date means the fair market value as determined in good faith by the Board or Committee. Unless otherwise required by any applicable provision of the Code or any regulations issued thereunder or as determined by the Committee, for the purposes of determining the Exercise Price of an Option or SAR, “Fair Market Value” of a share of Stock as of any date will mean (i) if the Stock is listed on a national securities exchange or traded in the over-the-counter market, the closing price of the Stock on the principal trading market for the Stock on such date, as reported by the exchange or market (or on the last preceding trading date if such Stock was not traded on such date); and (iii) if the Fair Market Value of the Stock cannot be determined pursuant to paragraph (i) above or if there is no or limited trading volume or limited liquidity in the Stock as determined by the Board in its sole discretion, the Fair Market Value will be determined by the Board or Committee in a manner consistent with the requirements of Section 409A and/or Section 422 of the Code to the extent applicable, which determination will be conclusive and binding. The Board or Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, or any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A. The Board or Committee may also determine the Fair Market Value upon the average selling price of the Stock during a specified period that is within thirty (30) days before or thirty (30) days after such date, provided that, with respect to the grant of an Option or SAR, the commitment to grant such Award based on such valuation method must be irrevocable before the beginning of the specified period and in a manner that is consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.
(q)“Full Value Award” means the grant of one or more shares of Stock or a right to receive one or more shares of Stock (or cash based on the value of Stock) in the future (including restricted stock, restricted stock units, performance shares, and performance units).
(r)“Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant's rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board or Committee, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant's rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised, (ii) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (iii) to comply with other applicable laws.
(s)“Misconduct” means, with respect to a Participant, the Participant’s:
(i)substantial failure to perform his or her duties or to follow the lawful written directions of the Company’s Chief Executive Officer or Board (other than any such failure resulting from incapacity due to physical or mental illness);
(ii)engagement in willful misconduct or incompetence that is materially detrimental to the Company or any of its Affiliates;
(iii)failure to comply with any agreement to which he or she is a party with the Company or any of its Affiliates, including any invention assignment and confidentiality agreement or noncompete agreement, the Company’s insider trading policy, or any other policies of the Company where non-compliance would be materially detrimental to the Company or any of its Affiliates; or
(iv)conviction of, or plea of guilty or nolo contendre to, a felony or crime involving moral turpitude (excluding drunk driving unless combined with aggravating circumstances or offenses), or commission of any embezzlement, misappropriation, or fraud, whether or not related to the Participant’s employment or service with the Company or any of its Affiliates.
(t)“Nonstatutory Stock Option” means an Option that is not intended to be an incentive stock option within the meaning of Code Section 422(b).
(u)“Option” means an Award under the Plan that entitles Participant to purchase shares of Stock at the Exercise Price established by the Committee. All Options granted under the Plan shall be Nonstatutory Stock Options.

(v)“Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.
(w)“Participant” means an Eligible Person to whom an Award has been granted under the Plan.
(x)“Participating Company” means the Company or any Parent Corporation, Subsidiary or Affiliate.
(y)“Plan” means the Workhorse Group Inc. Inducement Equity Award Plan, as amended from time to time.
(z)“Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.
(aa)“Recycled Shares” is defined in subsection 5(d).
(bb)“Replacement Award” is defined in Section 8(c).
(cc)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
(dd)“SAR” means an Award under the Plan that entitles the Participant to receive, in cash or shares of Stock, value equal to the excess of: (i) the Fair Market Value of a specified number of shares of Stock at the time of exercise over (ii) the Exercise Price of the SAR established by the Committee.
(ee)“Section 409A” means Section 409A of the Code.
(ff)“Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.
(gg)“Stock” means the common stock of the Company.
(hh)“Subsidiary” means a subsidiary corporation within the meaning of Code Section 424(f).
(ii)“Substantial Functional Equivalent” means a position that:
(i)is in a substantive area of the Participant’s competence (e.g., financial or executive management) and is not materially different from the position held by the Participant immediately prior to the Change in Control;
(ii)allows the Participant to serve in a role and perform duties functionally equivalent to those performed immediately prior to the Change in Control; and
(iii)does not otherwise constitute a material adverse change in authority, title, status, responsibilities or duties from those of the Participant immediately prior to the Change in Control, causing the Participant to be of materially lesser rank or responsibility, including a material adverse change in the Participant’s reporting responsibilities from those in effect immediately prior to the Change in Control.

(jj)“Substitute Award” means an Award granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.
(kk)“Termination Date” means, with respect to any Participant, the date on which Participant ceases to be an employee of the Company and its Affiliates, regardless of the reason for the cessation; provided, however, that a Participant’s “Termination Date” will not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or an Affiliate which was the recipient of Participant’s services.
3.Participation. Subject to the terms and conditions of the Plan, the Committee will determine and designate, from time to time, from among the Eligible Persons those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.
4.Administration.
(a)Administration. The authority to control and manage the operation and administration of the Plan will be vested in the Committee. Notwithstanding the foregoing, in no event will the Committee’s duties under the Plan exceed the duties of the Committee in the applicable charter documents and, to the extent that the Plan provides for allocation to the Committee of duties that exceed such authority, the actions of the Committee under the Plan will be taken by the Board.
(b)Powers of Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:
(i)to select from among the Eligible Persons those persons who will receive Awards;
(ii)to determine the time or times of receipt of Awards;
(iii)to determine the types of Awards and the number of shares of Stock or other amounts covered by the Awards;
(iv)to establish the terms, conditions, performance measures and targets, restrictions and other provisions of such Awards;
(v)to cancel or suspend Awards, modify the terms of, reissue or repurchase Awards, and accelerate the exercisability or vesting of any Award;
(vi)to adjust the vesting schedule of any Award in the event of a change in the full-time status of any Eligible Person;
(vii)to the extent permitted by applicable law and unless an agreement with a Participant specifies otherwise, to cancel any unexpired, unpaid, or deferred Awards at any time if such Participant is not in compliance with all applicable provisions of the Award Agreement and/or the Plan;
(viii)to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan;

(ix)to determine the terms and provisions of any Award made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan;
(x)to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto, provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing; and
(xi)to prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock including any Change in Control, for reasons of administrative convenience.
(xii)Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons. In controlling and managing the operation and administration of the Plan, the Committee will take action in a manner that conforms to the articles of incorporation and by-laws of the Company, and applicable state corporate law.
(c)Grant Authority. Notwithstanding the foregoing or anything in the Plan to the contrary, the grant of any Award under the Plan must be approved by the Company’s independent compensation committee or a majority of the Company’s independent directors in order to comply with the exemption from the stockholder approval requirement for “inducement grants” provided under the Inducement Listing Rule.
(d)Information to be Furnished to Committee. The Company and Affiliates will furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Affiliates as to an individual’s employment or service, termination of employment or service, leave of absence, reemployment or recommencement of service and compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.
(e)Limitation on Liability and Indemnification of Committee. No member or authorized delegate of the Committee will be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor will the Company or any Affiliate be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or Affiliate. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, will be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification will not duplicate but may supplement any coverage available under any applicable insurance.
5.Shares Reserved and Limitations.

(a)Authorized Stock. Stock subject to Awards will be shares of Stock currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares of Stock purchased in the open market or in private transactions.
(b)Maximum Number of Shares. Subject to the terms and conditions of the Plan, including the following provisions of this Section 5, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be 325,000 shares.
(c)Share Counting. Shares of Stock covered by an Award will only be counted as used to the extent that they are actually used. A share of Stock issued in connection with any Award under the Plan will reduce the total number of shares of Common Stock available for issuance under the Plan by one.
(d)Reuse of Shares. Notwithstanding the provisions of Section 5(b) but subject to the other terms and conditions of the Plan:
(i)Any shares of Stock that are subject to Awards granted under the Plan in any case that (A) terminate by reason of expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, (B) are settled in cash, or (C) are forfeited back to the Company or repurchased by the Company for not more than their original purchase price (the shares described in subparagraphs (A), (B) and (C) are collectively referred to as “Recycled Shares”) will again be available for grant under the Plan and will be added back to the shares reserved for issuance under the Plan on a one for one basis.
(ii)The following shares of Stock shall also be treated as Recycled Shares that shall again be made available for issuance as Awards under the Plan pursuant to this subsection 5(d): (A) shares of Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR; and (B) shares of Common Stock tendered or withheld to pay the Exercise Price of an Option or withholding taxes relating to any outstanding Award.
(iii)The following shares of stock may not be treated as Recycled Shares; (A) shares of Stock repurchased on the open market with the proceeds of the Exercise Price of an Option, and (B) shares subject to Substitute Awards.
(e)Substitute Awards. Substitute Awards will not reduce the number of shares of Stock that may be issued under the Plan.
(f)Form of Settlement. To the extent provided by the Committee, any Award may be settled in cash rather than shares of Stock or vice versa.
(g)Adjustments. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee will adjust the terms of the Plan and Awards to preserve the benefits or potential benefits of the Plan or the Awards as determined in the sole discretion of the Committee and consistent with the requirements of Section 409A of the Code to the extent applicable. Action by the Committee with respect to the Plan or Awards under this subsection 5(g) may include, in its sole discretion: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (1) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction; and (2) cancellation of the Award in return for a cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the Stock subject to the Option or SAR at the time of the transaction over the Exercise Price).
6.Options and SARs.
(a)Eligibility. The Committee will designate Eligible Persons to whom Options or SARs are to be granted under this Section 6 and will determine the number of shares of Stock subject to each such Option or SAR, the Exercise Price of the Option or SAR, and the other terms and conditions thereof, in any case not inconsistent with the Plan. No dividend or dividend equivalent rights may be granted with respect to an Option or SAR.
(b)Exercise. An Option or SAR granted under this Section 6 will be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee not inconsistent with the Plan; provided, however, that no Option or SAR will be exercisable after the Expiration Date with respect thereto.
(c)Payment of Exercise Price. The payment of the Exercise Price of an Option granted under this Section 6 will be subject to the following:
(i)Subject to the following provisions of this subsection 6(c), the full Exercise Price for shares of Stock purchased upon the exercise of any Option will be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in clause 6(c)(ii)(D), payment may be made as soon as practicable after the exercise).
(ii)Subject to applicable law, the Exercise Price will be payable to the Company in full in (A) cash or its equivalent; (B) by tendering (either by actual delivery or attestation) previously acquired shares of Stock having an aggregate fair market value at the time of exercise equal to the total Exercise Price; (C) by a combination of cash or its equivalent and shares as described in clauses (A) and B); (D) by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares of Stock) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; or (E) by any other method approved by the Committee in its sole discretion at the time of grant and as set forth in the Award Agreement; provided, however, that shares of Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.
(d)Delivery of Shares. As soon as practicable following exercise of an Option or SAR (if payable in shares of Stock), including payment of the Exercise Price if applicable, shares of Stock so purchased or deliverable will be delivered to the person entitled thereto or shares of Stock so purchased or deliverable will otherwise be registered in the name of Participant on the records of the Company’s transfer agent and credited to Participant’s account.
(e)Permitted Repricing. In its discretion, the Committee may approve a program providing for either (A) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock ("Underwater Awards") and the grant in substitution therefor of new Options or SARs covering the same or a different number of shares but with an exercise price per share equal to the Fair Market Value per share on the new grant date, Full Value Awards, or payments in cash, or (B) the amendment of outstanding Underwater Awards to reduce the exercise price thereof to the Fair Market Value per share on the date of amendment.

(f)Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the applicable maximum expiration date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided, however, that the Expiration Date with respect to any Option or SAR will not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted or the following dates, unless otherwise determined by the Committee and set forth in the Award Agreement:
(i)if Participant’s Termination Date occurs by reason of death or Disability, the six (6)-month anniversary of such Termination Date;
(ii)if Participant’s Termination Date occurs for reasons other than death, Disability, or Cause, the one (1)-month anniversary of the Termination Date; or
(iii)if Participant’s Termination Date occurs for reasons of Cause, Participant’s Termination Date.
The Option or SAR shall be exercisable after the Participant’s Termination Date to the extent it is then vested only during the applicable time period ending on the Expiration Date specified above, or if applicable, such other period provided in the applicable Award Agreement or other written agreement between the Participant and the Company; provided however, in no event will the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any securities exchange on which the Stock is listed). Notwithstanding the foregoing, in the event Participant’s Termination Date occurs of reasons other than death, Disability, or Cause, any unvested portion of the Option or SAR shall remain outstanding but not exercisable, unless vesting acceleration is approved by the Committee prior to the Expiration Date.
(g)Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than the Participant’s Termination Date occurring for Cause, if the exercise of an Option within the post-termination exercise period is prevented by applicable law on any date during such post-termination exercise period and on which the per share exercise price of the Option is less than the Fair Market Value, such Option shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions but in any event no later than the maximum permitted Expiration Date.
(h)Rights as a Stockholder. A Participant will have no rights as a stockholder with respect to any shares of Stock covered by an Option or SAR until the effective date of the issuance of the shares following exercise of such Option or SAR by Participant.
7.Full Value Awards.
(a)Generally. A Full Value Award will be granted to a Participant contingent on continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Committee or in consideration of a Participant’s previously performed services or surrender or other compensation that may be due. The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.
(b)Dividends and Dividend Equivalents. A Full Value Award may provide a Participant with the right to receive dividend payments, dividend equivalent payments or dividend equivalent units with respect to shares of Stock subject to the Award (both for periods before and after the shares of Stock subject to the Award are earned, vested, or acquired), which payments may be either made currently as they are earned or vested or credited to an account for Participant, and may be settled in cash or shares of Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock or Stock equivalents, may be subject to such conditions, restrictions and contingencies as the Committee will establish, including the reinvestment of such credited amounts in Stock equivalents. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on Awards that have not been earned or vested.
8.Change in Control.
(a)Generally. Subject to the provisions of subsection 5(g) (relating to certain adjustments to shares) and unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any applicable governmental agencies or national securities exchange, or unless otherwise provided by the Committee in the Award Agreement or in an individual severance, employment or other agreement between the Company (or Subsidiary) and a Participant, the in the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the following provisions will apply to Awards in the event of a Change in Control, contingent upon the consummation of the Change in Control, unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award.  In the event of a Change in Control, then, notwithstanding any other provision of the Plan, the Committee may take one or more of the following actions with respect to Awards, contingent upon the closing or completion of the Change in Control. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants and in each case may make such determination in its discretion and without the consent of any Participant (unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award).
(b)Accelerated Vesting. The Committee may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.
(c)Performance Awards. Unless otherwise provided in the applicable Award Agreement, upon a Change in Control, (i) any performance conditions applicable to Full Value Awards outstanding under the Plan as of the date of the Change in Control will be deemed to have been achieved at the higher of (A) the target level of performance for the performance period in effect on the date of the Change in Control or (B) the actual level of performance measured as of the date of the Change in Control, and, in any case, such Awards will thereafter not be subject to any performance conditions, and (ii) subject to the terms and conditions of this Section 8, any service-based conditions applicable to such Awards will continue to apply as if the Change in Control had not occurred.
(d)Continuation, Assumption, and/or Replacement of Awards. If, upon a Change in Control, then outstanding Awards under the Plan are continued under the Plan or are assumed by a successor to the Company and/or awards in other shares or securities are substituted for then outstanding Awards under the Plan pursuant to subsection 5(g) or otherwise (which continued, assumed, and/or substituted awards are referred to collectively herein as “Replacement Awards”) then each Participant’s Replacement Awards will continue in accordance with their terms.
Any Replacement Award that is substituted for an Award under the Plan will be an award of the same type and of substantially equivalent value as the Award for which the Replacement Award is substituted.
(e)Cash Out of Outstanding Stock-Based Awards. The Committee may determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be cancelled in exchange for a cash payment or other consideration generally provided to stockholders in the Change in Control equal to the then current fair value of the Award, as determined by the Committee; provided, however, that in the case of an Option or SAR, the amount of such payment may be equal to the excess of the aggregate per share consideration to be paid with respect to the cancellation of the Option or SAR over the aggregate Exercise Price of the Option or SAR (but not less than zero). For the avoidance of doubt, in the case of any Option or SAR with an Exercise Price that is greater than the per share consideration to be paid with respect to the cancellation of the Option or SAR pursuant to this subsection 8(e), the consideration to be paid with respect to cancellation of the Option or SAR may be zero. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and, to the extent applicable, in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules and subject to satisfaction of the forfeiture conditions applicable to such Awards or, if determined by the Committee and in compliance with Section 409A, as soon as practicable following the date of the Change in Control.
(f)Assignment or Lapse of Reacquisition or Repurchase Rights. The Committee may arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Stock issued pursuant to the Award to the Acquiror or arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award.
(g)Cancellation. In its discretion, the Committee may cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for no consideration ($0) or such consideration, if any, as determined by the Committee.
(h)Adjustments and Earnouts. In making any determination pursuant to this Section 8 in the event of a Change in Control, the Committee may, in its discretion, determine that an Award shall or shall not be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Company's Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code.
(i)Appointment of Stockholder Representative. As a condition to the receipt of an Award under the Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Change in Control transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf.
9.Miscellaneous.

(a)Term. The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Awards under it are outstanding; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the Effective Date.
(b)General Restrictions. Delivery of shares of Stock or other amounts under the Plan will be subject to the following:
(i)Notwithstanding any other provision of the Plan, the Company will have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.
(ii)In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.
(iii)To the extent that the Plan provides for issuance of certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange.
(c)Tax Withholding. All payments and distributions under the Plan will be subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by Participant; (ii) through the surrender of shares of Stock which Participant already owns; or (iii) through the surrender of shares of Stock to which Participant is otherwise entitled under the Plan (including by means of net withholding); provided, however, that the amount withheld in the form of shares of Stock under this subsection 9(c) may not exceed the applicable withholding amount as determined by the Company in accordance with its applicable withholding procedures. .
(d)Grant and Use of Awards. Subject to the terms and conditions of the Plan, in the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of Awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or an Affiliate (including a plan or arrangement of a business or entity, all or a portion of the shares of common stock of which is acquired by the Company or an Affiliate). The Committee may use available shares of Stock hereunder as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or an Affiliate, including the plans and arrangements of the Company or an Affiliate assumed in business combinations.
(e)Restrictions on Shares and Awards. The Committee, in its discretion, may impose such restrictions on shares of Stock or cash acquired pursuant to the Plan, whether pursuant to the exercise of an Option or SAR, settlement of a Full Value Award or otherwise, as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares or cash and forfeiture restrictions based on service, performance, Stock ownership by Participant, conformity with the Company’s recoupment, compensation recovery, or clawback policies and such other factors as the Committee determines to be appropriate. Without limiting the generality of the foregoing, unless otherwise specified by the Committee, any awards under the Plan and any shares of Stock or cash issued pursuant to the Plan will be subject to the

Company’s compensation recovery, clawback, and recoupment policies as in effect from time to time.
(f)Settlement and Payments. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee will determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee will determine. The Committee may permit or require the deferral of any Award payment (other than an Option or SAR and then only to the extent permitted by Code Section 409A), subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents. Each Affiliate will be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Affiliate by Participant. Any disputes relating to liability of an Affiliate for cash payments will be resolved by the Committee.
(g)Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by Participant by will or by the laws of descent and distribution.
(h)Form and Time of Elections; Notices. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, will be in writing filed with the Committee at such times, in such form and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee will require. Any notice or document required to be filed with the Committee or the Participant under the Plan will be properly filed if delivered in person, (including by e-mail notification with receipt requested), mailed by registered mail, postage prepaid, or sent by nationally recognized courier service to the Participant at the Participant’s most current address on file with the Company and, if to the Board or Committee, in care of the Company at its principal executive offices to the attention of the Company’s Chief Legal Officer or Chief Human Resources Officer. The Company may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.
(i)Action by Company or Affiliate. Any action required or permitted to be taken by the Company or any Affiliate will be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any securities exchange) by a duly authorized officer of such company.
(j)Gender and Number. Where the context admits, words in any gender will include any other gender (or no gender), words in the singular will include the plural and the plural will include the singular.
(k)Limitation of Implied Rights.
(i)Neither a Participant nor any other person will, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate whatsoever, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant will have only a contractual right to the shares of Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any

Affiliate, and nothing contained in the Plan will constitute a guarantee that the assets of the Company or any Affiliate will be sufficient to pay any benefits to any person.
(ii)The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any participating individual the right to be retained in the employ or continued service of the Company or any Affiliate, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan will confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and shares of Stock are registered in his name.
(l)Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
(m)Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the securities laws of the United States, will be governed by the law of the State of Nevada and construed accordingly.
(n)Severability. If for any reason any provision or provisions of the Plan are determined invalid or unenforceable, the validity and effect of the other provisions of the Plan will not be affected thereby.
(o)Foreign Individuals. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or an Affiliate operates or has employees. The foregoing provisions of this subsection 9(o) will not be applied to increase the share limitations of Section 5 or to otherwise change any provision of the Plan that would otherwise require the approval of the Company’s shareholders.
(p)Code Section 409A. It is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Code Section 409A, the Plan and the Awards comply with the requirements of Code Section 409A and that the Board shall have the authority to amend the Plan as it deems necessary or desirable to conform to Code Section 409A. Notwithstanding the foregoing, the Company does not guarantee that the Plan or Awards under the Plan will comply with Code Section 409A and the Committee is under no obligation to make any changes to the Plan or any Award to cause such compliance. Neither the Company, its Affiliates, nor their respective directors, officers, employees or advisers will be liable to any Participant (or any other individual claiming a benefit through Participant) for any tax, interest, or penalties Participant may owe as a result of participation in the Plan, and the Company and its Affiliates will have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A. The Company reserves the right in its discretion to accelerate the time or schedule of any payment under an Award providing Section 409A Deferred Compensation to the maximum extent permitted by Section 409A.
(q)Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(r)Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any shares of Stock held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 9(r) in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 9(r), the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
(s)Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee  or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Committee may determine, to the extent permitted by applicable law, to (i) make a corresponding reduction in the number of shares, amount of cash, or other property subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(t)Forfeiture Events.
(i)The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction,

cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of service for cause or any act by a Participant, whether before or after termination of service, that would constitute cause for termination of service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws.
(ii)All Awards granted under the Plan will be subject to recoupment in accordance with: (i) the Company’s Clawback Policy adopted November 2, 2023 and as may be amended from time to time, (ii) any other clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed, (iii) as is otherwise required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, including Rule 10D-1 of the Exchange Act, (iv) any other applicable law, and (v) any other clawback or recoupment policy that the Company otherwise adopts, in each case to the extent applicable and permissible under applicable law.
(iii)No recovery of compensation pursuant to the foregoing provisions will constitute an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason” or for a “constructive termination” or any similar term under any plan or agreement with the Company.
10.Amendment, Modification, Suspension or Discontinuance of the Plan. The Board may, suspend, amend, or terminate the Plan, and the Board or Committee may amend any Award; provided, however, that, except for amendments to conform the Plan or an Award to the requirements of Code Section 409A, no amendment or termination of the Plan or amendment of any Award may, in the absence of written consent to the change by the affected Participant (or, if Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or Committee, as applicable). Notwithstanding the foregoing, adjustments pursuant to subsection 5(g) will not be subject to the foregoing limitations of this Section 10..